Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Samuel G. Stone
Date Submitted: January 25, 2012	Executive Vice President and
NASDAQ Symbol: FBMI	Chief Financial Officer
(989) 466-7325

Firstbank Corporation Announces Cash Dividend on Common Stock

Alma, MI (FBMI) – Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced today that a $0.06 per share cash dividend will be paid March 15, 2012, to common stock shareholders of record as of February 24, 2012. The $0.06 per share cash dividend is comprised of a $0.01 per share quarterly amount, which is unchanged from the amount paid in the prior quarter, plus an additional $0.05 per share, which represents an additional amount based on earnings for the entire year of 2011. Including the $0.05 additional amount with amounts previously paid in 2011 brings the total common dividend payout ratio for 2011 to 18% of net income available to common shareholders. We intend to maintain a dividend rate for the remaining quarters of 2012 of $0.01 per share per quarter, with an additional amount to be considered following the completion of the year.

Firstbank Corporation, headquartered in Alma, Michigan, is a bank holding company using a multi-bank-charter format with assets of $1.5 billion and 52 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Keystone Community Bank; and Firstbank – West Michigan.

This press release contains forward-looking statements that involve risks and uncertainties, for example statements concerning future dividends. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.